Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of November 12, 2018 by and between Passage BIO, Inc. (the “Company”), and Jill Quigley (“Ms. Quigley”) (collectively, the “Parties”). This Agreement amends, restates and supersedes any prior written employment agreement between the Parties and any other written or unwritten agreement or understanding between the Parties regarding the subject matter hereof.

The Company and Ms. Quigley agree as follows:

1.         Definitions.  The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1,

“Annual Salary” means the annual salary payable to Ms. Quigley, initially in the amount of $375,000 and as may be increased from time to time.

“Benefits” has the meaning set forth in Section 4.6.

“Board” means the Board of Directors of the Company.

“Cause” means a good faith determination by the Board, that any of the following has occurred: (i) Ms. Quigley’s commission of, conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has a material adverse effect on the business or affairs of the Company; (ii) Ms. Quigley’s willful and repeated failure to perform in any material respect her duties for the Company; (iii) Ms. Quigley’s intentional breach of the Company confidential information obligations, invention assignment agreement, or any written Company policy that has been communicated to Ms. Quigley’s in advance of her breach, in each case, which has a material adverse effect on the Company, (iv) Ms. Quigley’s intentional and material breach of this Agreement; provided, however, that prior to any determination that “Cause” under this Agreement has occurred, the Board shall (A) provide to Ms. Quigley written notice specifying the particular event or actions giving rise to such determination and (B) provide Ms. Quigley an opportunity to be heard within 30 days of such notice and (C) provide Ms. Quigley with 30 days from the date she is heard to cure such event or actions giving rise to a determination of “Cause,” if curable.

“Change of Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity (other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own more than fifty percent (50%) of the total voting power of the then-outstanding securities in the Company) either directly or indirectly becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each cases (i)-(iii) of this definition, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Vesting Commencement Date” means the date used to measure the beginning of the vesting period for an Equity Award, as specified in Section 4.4(b).

“Company Business” means the business of gene therapy, particularly to treat rare CNS diseases.

“Conflict of Interest” has the meaning set forth in Section 5.3.

“Date of Termination” means the date that is Ms. Quigley’s last day of employment at the Company.

“Disability” means a physical or mental disability, whether total or partial, as defined by the Company’s Long-Term Disability Plan, as in effect from time to time, and in accordance with applicable law.

“Employment Start Date” means the first day of Ms. Quigley’s employment with the Company, which is acknowledged to be November 12, 2018.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means any of the following taken without Ms. Quigley’s written consent and provided (a) the Company receives, within ninety (90) days following the initial date on which Ms. Quigley knows of the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from Ms. Quigley specifying the specific basis for Ms. Quigley’s belief that she is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Ms. Quigley terminates employment within thirty (30) days following expiration of such cure period: (i) a material reduction of Ms. Quigley’s title, position, responsibilities, authority or duties to a level materially less than the title, position, responsibilities, authorities or duties Ms. Quigley occupied or possessed, on the date immediately preceding such reduction, including any change in reporting relationships that results in Mr. Quigley reporting to anyone other than the CEO of the Company (or following a Change of Control, the CEO of the Company’s ultimate parent entity); (ii) a material reduction in Ms. Quigley’s Annual Salary or target bonus opportunity; (iii) the Company’s requiring Ms. Quigley’s to be based at any office or location more than fifteen (15) miles from 2 Commerce Square, Philadelphia, Pennsylvania; or (iv) the Company’s material breach of any provision of this Agreement.

“Omnibus Plan” means the Company’s shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance-

based compensation plans and any other similar plans, as such may be in effect from time to time.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative or investigative.

2.         Intentionally Omitted.

3.         Title and Duties.  Ms. Quigley shall serve as Chief Operations Officer and General Counsel of the Company. Ms. Quigley will have duties and responsibilities that are customary for Ms. Quigley’s position, and shall report to the Chief Executive Officer (“CEO”) of the Company.    Ms. Quigley will devote all reasonable efforts and all of her business time to the Company.

4.         Compensation and Benefits.

4.1       Annual Salary.  The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by Ms. Quigley.

4.2       Signing Bonus. Ms. Quigley will receive a $75,000 signing bonus on the first regularly scheduled payroll date in January 2019, unless her employment is terminated with Cause or she resigns without Good Reason prior to the signing bonus payment date.

4.3       Incentive Compensation.  Starting with the 2019 calendar year, Ms. Quigley shall be eligible to receive an annual performance bonus, with a target amount equal to 40% of her Annual Salary, based upon the achievement of performance objectives established by the Board or CEO and subject to the terms of the applicable bonus plan(s).  Bonus payouts, if any, will be paid no later than March 15 of the year following the calendar year to which the bonus is applicable, and will be pro-rated based, as applicable, on hire date and/or approved leaves of absence, however nothing in this Section 4.3 is intended to modify the terms as set forth in Section 6 of this Agreement. .

4.4       Equity-Based Compensation: Ms. Quigley shall receive a stock option (the “Initial Option”) to purchase 1,112,093 shares of common stock of the Company at a strike price no less than the fair market value per share as determined by the Board.  Ms. Quigley shall also receive a stock option (the “Anti-Dilution Option”) to purchase 391,928 shares of common stock of the Company at a strike price no less than the fair market value per share as determined by the Board, which such award represents anti-dilution protection of the Initial Option for the anticipated final closing (the “Final Closing”) of the second tranche of the Series A financing (the “Anti-Dilution Option” and together with the Initial Option, the “Equity Awards”).  The Equity Awards shall have the following features:

(a)        Ms. Quigley shall have the right to exercise the Equity Awards early, subject to entering into a restricted stock agreement as directed by the Company; provided, however, that the stock acquired by exercise of the Equity Awards that is not vested shall be subject to the same vesting schedule that applied to the Equity Awards, so that on termination of employment, any stock that has not become vested may be repurchased, at the Company’s discretion, on payment of the lesser of (A) the amount paid by Ms. Quigley for such stock, or (B) the then fair market value of such stock.

(b)        The Equity Awards shall become vested as to 25% on the one year anniversary of the Vesting Commencement Date, and shall thereafter become vested in 36 equal monthly installments (so as to be fully vested on the fourth anniversary of the Vesting Commencement Date).  The Vesting Commencement Date for the Initial Option will be the Employment Start Date, and the Vesting Commencement Date for the Anti-Dilution Option will be the date of the Final Closing, provided, however, that in the event the Final Closing does not occur prior to September 30, 2020, the Anti-Dilution Option, and any shares thereunder, will lapse and be forfeited for no consideration.  In addition, the Equity Awards shall become subject to vesting acceleration upon certain terminations of Ms. Quigley’s employment, as set forth in Section 6 of this Agreement.

(c)        If Ms. Quigley chooses to exercise the Equity Awards granted pursuant to this Section 4.4, to facilitate the exercise of the Equity Awards, the Company shall make a loan to Ms. Quigley for up to 75% of the purchase price of the shares subject to the Equity Awards, which loan shall be made pursuant to a promissory note bearing interest at the “applicable federal rate” and secured by a pledge of the shares of Common Stock purchased with the loan.  The loan will be non-recourse as to 50% of the loan amount, and will also provide the Company with a right of personal recourse for repayment of the remaining 50% of the loan amount.  Such loan must be fully repaid upon the earliest of (i) thirty (30) days following the date Ms. Quigley’s continuous service with the Company terminates for any reason, except in the case of a termination without Cause or resignation for Good Reason; (ii) the latest date repayment must be made in order to comply with Section 402 of the Sarbanes-Oxley Act of 2002 (or any successor provision or legislation thereto); (iii) nine (9) years following the date of the loan; or (iv) the occurrence of any event of default described in applicable loan agreement or pledge agreement.  Notwithstanding the foregoing, in the event Ms. Quigley disposes of all or a portion of her equity in the Company, the sales proceeds shall be applied first to any unpaid loan amount or accrued interest under the loan.

(d)        As you are aware, the Company is currently considering issuing and selling additional shares of Series A-1 Preferred Stock in order to expand the size of the initial tranche of the Company’s Series A Preferred Stock financing (any such sale of additional Series A-1 Preferred Stock that occurs within ninety (90) days following January 1, 2019, an “Expanded Initial Tranche Closing”).  The Company agrees that should it consummate an Expanded Initial Tranche Closing, then the number of shares granted to you pursuant to the Initial Option will be increased to be equivalent to one and a half percent (1.5%) of the fully diluted shares following the Expanded Initial Tranche.  By way of example, if the Expanded Initial Tranche Closing consists of an additional $30 million of Series A-1 Preferred Stock, and the unallocated option pool size is also increased proportionally, then the size of the Initial Option would be increased to 1,604,569 shares.

4.5       Participation in Employee Benefit Plans.  Ms. Quigley may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called “fringe benefits” of the Company (collectively, “Benefits”). Ms. Quigley’s participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

4.6       General Business Expenses.  The Company shall pay or reimburse Ms. Quigley for all business expenses reasonably and necessarily incurred by Ms. Quigley in the performance of Ms. Quigley’s duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

4.7       Other Benefits.  Ms. Quigley shall be entitled to participate in or receive benefits under any bonus or equity incentive plans made available by the Company now or in the future to its senior officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans or arrangement, provided that with regard to vacation, Ms. Quigley shall be entitled to a minimum of five weeks per year.  The Company will also pay for annual and other fees necessary for Ms. Quigley to maintain her  bar admission in New Jersey including continuing legal education courses, her membership in the New Jersey Bar Association, the American Bar Association, the American Corporate Counsel Association and relevant industry associations approved by the CEO.

4.8       Company Policies.  Ms. Quigley understands and agrees to abide by Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

4.9       Transportation allowance.  Ms. Quigley shall receive a taxable personal transportation and commuting allowance of $2,000 on a monthly basis.

5.         Protection of Company Trade Secrets and Proprietary Information.

5.1       EIACNA.  As an employee of the Company, Ms. Quigley will have access to certain confidential information of the Company and she may, during the course of her employment, develop certain information or inventions that will be the property of the Company.  To protect the Company’s interests, as a condition of employment, Ms. Quigley must sign and abide by the Company’s standard Employee Invention Assignment, Confidentiality, and Non-Competition Agreement (the “EIACNA”).

5.2       No Breach of Obligations to Prior Employers.  The Company hereby directs Ms. Quigley not to bring with her any confidential or proprietary material of any former employer or to violate any other obligations she may have to any former employer.  Ms. Quigley represents that her signing of this Agreement and the Company’s EIACA and her commencement of employment with the Company will not violate any agreement currently in place between Ms. Quigley and current or past employers.

5.3       Conflicts of Interest.  Ms. Quigley agrees that during her employment with the Company she will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a “Conflict of Interest”), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Ms. Quigley will promptly inform the Board as to each offer received by Ms. Quigley to engage in any such activity. Ms. Quigley further agrees to disclose to the Company any other facts of which Ms. Quigley becomes aware which might in Ms. Quigley’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest. A Conflict of Interest shall not be grounds for “Cause” termination unless Ms. Quigley is given notice and failed to cure as set forth in Section 1(a) above.

6.         Termination.

6.1       Accrued Payments.  In general, on termination of Ms. Quigley’s employment for any reason, the following amounts will be paid to Ms. Quigley, or Ms. Quigley’s estate, as the case may be:

(a)        All accrued but unpaid Annual Salary, payable in the next regularly scheduled pay period following Ms. Quigley’s Date of Termination or such earlier date as may be required by law;

(b)        Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company’s vacation or paid-time-off policy, as such may be in effect from time to time;

(c)        Any amounts payable to Ms. Quigley under the terms of any employee benefit plans in which Ms. Quigley was a participant;

(d)        Reimbursement of any of Ms. Quigley’s business expenses not previously reimbursed, to the extent provided for under the Company’s business expense reimbursement policy; and

(e)        Payment of Ms. Quigley’s Signing Bonus as set forth in Section 4.2 and any other amounts that are determined to be due under the terms of the Omnibus Plan, or any grants or awards made thereunder.

6.2       Termination for Cause.  The Company has the right, at any time during the Ms. Quigley’s employment, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Ms. Quigley’s employment under this Agreement and discharge Ms. Quigley for Cause.

6.3       Termination without Cause.  The Company has the right, at any time during Ms. Quigley’s employment, to terminate Ms. Quigley’s employment without Cause by providing Ms. Quigley with notice.

6.4       Termination without Cause or Resignation for Good Reason.  In the event the Company terminates Ms. Quigley’s employment without Cause or Ms. Quigley resigns from employment with the Company for Good Reason, then subject to Ms. Quigley’s satisfaction of the Severance Conditions (defined below), she will be entitled to the following separation benefits:

(a)        Severance.  Should the termination occur during the first twelve (12) months of employment, Ms. Quigley will be entitled to a lump sum payment equal to her Annual Salary for an additional nine (9) months after the Date of Termination (the “Severance”). Should the termination occur after the first twelve (12) months of employment, the lump sum Severance payment will be increased from nine (9) months of Annual Salary to twelve (12) months of Annual Salary.

(b)        Bonus.  The Company will pay Mr. Quigley a lump sum payment equal to the sum of (i) the amount, if any, of any annual performance bonus earned and payable from a prior year which remains unpaid by the Company as of the Date of Termination and (ii) an amount equal to Ms. Quigley’s target bonus amount for the year of termination, prorated based on the number of days out of the applicable measurement year Ms. Quigley was employed by the Company prior to the Date of Termination (the “Prorated Bonus”).

(c)        COBRA.  Consistent with the terms of COBRA and the Company’s health insurance plan, the Company shall provide Ms. Quigley a taxable lump sum payment equal to 12 months of the monthly COBRA premium she would be required to pay to continue the group health coverage in effect on the Date of Termination (which monthly amount shall be based on the premium for the first month of COBRA coverage), which payment shall be made regardless of whether Ms. Quigley elects COBRA continuation coverage (the “COBRA Payment”).

(d)        Equity Award Acceleration.  The Equity Awards will be accelerated and become vested as if Ms. Quigley had provided an additional twelve (12) months of service to the Company (the “Equity Award Acceleration”); provided, however, that if the Final Closing has not occurred prior to the Date of Termination, the Anti-Dilution Option will not accelerate, and instead will lapse and be forfeited.

(e)        Ms. Quigley will be entitled to receive the Severance, the Prorated Bonus, COBRA Payments and Equity Award Acceleration referenced in Section 6.4 and on the terms of Section 6.4 within thirty (30) calendar days of the Date of Termination provided she has satisfied the following “Severance Conditions”: (1) she has resigned from all officer and director positions she may have held with the Company, if requested by the Company; (2) she has returned all material Company property in her possession; (3) she has materially complied with her obligations under the EIACNA and continues to materially comply with such obligations; and (4) she has executed a general release of all known and unknown claims that she may have against the Company or persons affiliated with the Company on the Company’s standard form approved by the Company (the “Release”) and the Release becomes effective and irrevocable.

6.5       Termination without Cause or Resignation for Good Reason within 2 months prior to or 12 months following a Change of Control.  In the event the Company terminates Ms. Quigley’s employment without Cause or Ms. Quigley resigns from employment with the Company for Good Reason, in each case within two (2) months prior to or twelve (12) months following a Change of Control, then subject to Ms. Quigley’s satisfaction of the Severance Conditions (defined above), she will be entitled to the Severance, the Prorated Bonus and the COBRA Payments referenced in Section 6.4, and will be eligible for the Equity Award Acceleration, except that such Equity Award Acceleration will be increased to be 100% of the unvested portion of such Equity Awards, rather than an additional 12 months of vesting, provided that if the Final Closing has not occurred prior to such Date of Termination, the Anti-Dilution Option will not accelerate, and instead will lapse and be forfeited.

7.         Tax Matters.

7.1       Withholding, Taxes, Deductions.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law as referenced in this Agreement.

7.2       Code Section 409A.  The following provisions shall apply in connection with compliance with Code Section 409A:

(a)        The intent of the Parties is that payments and benefits under the Agreement that are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be in compliance with Code Section 409A (and regulations and guidance promulgated by the IRS and/or Treasury related to Code Section 409A) (together “Code Section 409A”) to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

(b)        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.

(c)        It is intended that each installment, if any, of any payments and benefits provided hereunder to which Code Section 409A is applicable shall be treated as a separate “payment” for purposes of Code Section 409A.  Neither the Company nor the Ms. Quigley shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(d)        In the event, as of the date of Ms. Quigley’s “separation from service,” the Ms. Quigley is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is subject to Code Section 409A (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Ms. Quigley’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Ms. Quigley’s death and shall then be paid in a single sum as soon as practicable on or after the date such payment is permitted to be made under this paragraph.

(e)        All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Ms. Quigley, to the extent such payments or benefits are subject to Code Section 409A, shall be made or provided in accordance with the requirements of Section 409A of the Code and specifically, consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

7.3       Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Ms. Quigley is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Ms. Quigley has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Ms. Quigley from the Company and its affiliates will be one dollar ($1.00) less than three times Ms. Quigley’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Ms. Quigley shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Ms. Quigley (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes, and as determined by the Company and its advisors in their sole discretion).  Nothing in this Section 7.3 shall require the Company to be responsible for, or have any liability or obligation with respect to, Ms. Quigley’s excise tax liabilities under Section 4999 of the Code.

8.         Indemnification.  The Company will agree to indemnify Ms. Quigley with respect to activities in connection with her employment hereunder on the terms and conditions set forth in its standard Indemnification Agreement for officers and directors.  The parties shall execute the Indemnification Agreement upon or shortly following the Employment Start Date.  The Company shall secure, and not let lapse, Directors and Officers liability insurance and attorney malpractice insurance that will cover Ms. Quigley for performance of her duties and responsibilities.

9.         Miscellaneous.

9.1       At Will Employment.  Employment with the Company is for no specific period of time and, at all times, is “at will” in nature, which means the employment relationship can be terminated by either of Ms. Quigley or the Company for any reason, at any time, subject to the notice requirements set forth in this Agreement.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) are superseded by this Agreement.  Further, Ms. Quigley’s participation in any stock option or benefit program is not to be regarded as assuring her of continuing employment for any particular period of time.

9.2       Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered via email, as follows:

if to the Company, to:

Steven Squinto, SquintoS@OrbiMed.com

if to Ms. Quigley, to:

Jill Thompson Quigley, jmtquigley@gmail.com

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3       Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4       Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof).

9.6       Assignment.  This Agreement, and any rights and obligations hereunder, may not be assigned by Ms. Quigley and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates; provided, however, that this Agreement shall inure to the benefit of and may be enforced by Ms. Quigley’s heirs and legal representatives.

9.7       Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8       Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9       No Presumption against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.10     No Duty to Mitigate.  Ms. Quigley shall not be required to mitigate damages with respect to the termination of her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Ms. Quigley under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Ms. Quigley under this Agreement shall not be offset by any claims the Company may have against Ms. Quigley, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Ms. Quigley or others.

9.11     Dispute Resolution.  If any dispute arises out of or relates to this Agreement, or the breach thereof, Ms. Quigley and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Ms. Quigley and the Company agree to try in good faith to settle the dispute by mediation under the Employment Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any Arbitrable Claims (as defined herein) shall be resolved by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in Philadelphia County, Pennsylvania, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. “Arbitrable Claims” refers to any claim, controversy or dispute arising out of or relating to Ms. Quigley’s employment with the Company and the termination thereof, including, but not limited to, claims arising from or related to this Agreement or the breach thereof, or claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state, or local ordinance, statute, regulation or constitutional provision. Notwithstanding the foregoing provisions of this Section 9.11, either party may seek injunctive relief from a court of competent jurisdiction located in Philadelphia County, Pennsylvania, in the event of a breach or threatened breach of any covenant contained in the EIACNA.

9.12     Authorization to Work.  Because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of the Employment Start Date, Ms. Quigley must present documentation demonstrating that she has authorization to work in the United States.  The obligations set forth in this Agreement are contingent upon satisfaction of this requirement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MS. QUIGLEY:		COMPANY:

Passage BIO, Inc.

/s/ Jill Quigley		By:	/s/ Stephen Squinto
Jill Quigley
		Name:	Stephen Squinto
		Title:	CEO

Date:	1/17/19	Date:	1/18/2019

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated November 12, 2018 (the “Employment Agreement”), by and between Passage BIO, Inc. (the “Company”) and Jill Quigley (the “Employee”) will become effective on the day immediately prior to the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission.  All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Employment Agreement.

RECITALS

WHEREAS, the Company and the Employee desire to amend certain terms of the Employment Agreement with respect to the treatment of the Employee’s equity awards upon certain terminations of service in the manner reflected herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Amendment to Employment Agreement:

(a)  Section 6.4(d) of the Employment Agreement is amended and restated in its entirety as follows:

“Equity Award Acceleration. Each of the Employee’s then-outstanding unvested options to purchase shares of the Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights (“Awards”) will become vested, and if applicable, exercisable and any forfeiture restrictions thereon shall lapse with respect to the number of shares that would have been vested if the Employee had completed an additional 12 months of service (the “Equity Award Acceleration”).”

(b)  Section 6.5 of the Employment Agreement is amended and restated in its entirety as follows:

“Termination without Cause or Resignation for Good Reason within 2 months prior to or 12 months following a Change in Control. In the event of a termination of employment resulting from (i) a termination by the Company of the Employee’s employment for any reason other than Cause , death or disability (as defined in Section 22(e)(3) of the Code) or (ii) the Employee’s voluntary resignation of employment for Good Reason, in each case within 2 months prior to or 12 months following a Change in Control, then subject to the Employee’s satisfaction of the Severance Conditions (defined above), the Employee will be entitled to (x) the payments and benefits referenced in Section 6.4; provided that “Severance” shall also be deemed to include 100% of Employee’s then-current target bonus for the year in which such termination of employment occurs and (y) each of the Employee’s then-outstanding unvested Awards shall accelerate and become fully vested and, if applicable, exercisable and any forfeiture restrictions thereon shall lapse, effective as of the date of such termination of service; provided, however, that the grant agreement for the purpose of any Award that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of the Employee’s employment with the Company (the “Performance-Based Awards”) may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

Notwithstanding anything to the contrary herein or in any equity plan or any applicable award agreement pursuant to Awards granted thereunder, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute the Employee’s unvested Awards in connection with a Change in Control, each of the Employee’s unvested Awards that are not assumed, converted, replaced or substituted, shall accelerate and become fully vested and if applicable, exercisable, effective immediately prior to the Change in Control.  With respect to Performance-Based Awards, the grant agreement may provide for alternative treatment in lieu of the foregoing and, absent any such treatment in the grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Award at the greater of “at target” or, if determinable, actual performance.

2.   No Other Amendment.  Except as expressly set forth above, all of the terms and conditions of the Employment Agreement remain in full force and effect, including but not limited to provisions regarding the at-will nature of Employee’s services to the Company.

3.   Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania without regard to conflicts of law principles thereof.

4.   Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument.

(Signature Pages Follow)

2

IN WITNESS WHEREOF, each of the parties has executed this Amendment to the Employment Agreement as of the day and year first above written.

PASSAGE BIO, INC.

By:	/s/ Rich Morris
Name:	Rich Morris
Title:	Chief Financial Officer

EMPLOYEE

/s/ Jill Quigley
Name: Jill Quigley

(Signature Page to Amendment to Employment Agreement)